Exhibit 15.2

April 25, 2024

To:       Hesai Group

9th Floor, Building L2-B, 1588 Zhuguang Road

Qingpu District

Shanghai 201702

People’s Republic of China

Dear Sir/Madam,

We hereby consent to the references to our firm’s name under the headings “Item 3. Key Information—Permissions Required from the PRC Authorities for Our Operations” and “Item 10. Additional Information—E. Taxation” in Hesai Group’s annual report on Form 20-F for the year ended December 31, 2023 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof, and further consent to the incorporation by reference in Hesai Group’s Registration Statements on Form S-8 (File No. 333-272757) of the summary of our opinion under the headings “Item 3. Key Information—Permissions Required from the PRC Authorities for Our Operations” and “Item 10. Additional Information—E. Taxation” in this Annual Report. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours sincerely,

/s/ Fangda Partners

Fangda Partners